Exhibit 10.4

PROMISSORY NOTE

$4,000,000.00	March 14, 2013

FOR VALUE RECEIVED, Computer Vision Systems Laboratories, Corp., a Florida corporation (the “Maker”), whose business address is 2400 North Dallas Parkway, Suite 230, Plano, Texas 75093-4371, hereby promises to pay to the order of The Longaberger Company, (together with any subsequent holder hereof, the “Holder”) the principal sum of Four Million and no/100 Dollars ($4,000,000.00), together with interest on unpaid  amounts at the rates hereinafter set forth from the date hereof until paid, payable in lawful money of the United States of America at Holder’s address located at One Market Square, 1500 East Main Street, Newark, Ohio 43055-8847; or at such other place as the Holder may from time to time designate by written notice to the Maker.

The unpaid principal of this Note shall bear interest at the rate of two and sixty-three hundredths percent (2.63%) per annum prior to maturity.

The principal of, and all accrued interest on, this Note, with interest computed on the unpaid principal balance from time to time outstanding hereunder at the applicable rate, shall be due and payable in one hundred twenty (120) equal monthly installments of principal, plus accrued interest, payable commencing on April 14, 2013, and continuing on the same day of each succeeding calendar month until March 14, 2023, on which date all unpaid principal of, and accrued interest on, this Note shall be due and payable in full.

The principal of this Note may be prepaid at any time and from time to time without premium or penalty, provided, however, that any prepayment of the principal of this Note must be accompanied by payment of interest accrued and unpaid on the amount of principal being prepaid to the date of such prepayment.

Neither Maker nor Holder shall have the right to assign, transfer, pledge or encumber rights or obligations under this Note without the consent of the other party.

If (a) Maker shall fail to pay any amount due hereunder (whether at maturity or by reason of acceleration) within five (5) business days that any such amount is due, (b) the dollar amount of deposits in the Escrow Account at any time is less than the dollar amount equal to three months of principal and interest payments due under this Note, or (c) Maker fails or neglects to observe any material term, provision, condition, or covenant, including but not limited to provision related to the payment of fees, contained in the Escrow Agreement (individually, each an “Event of Default”), the Holder, at its option, shall have the right to accelerate the maturity of this Note and declare all amounts owing hereunder immediately due and payable without notice or further demand.  After acceleration, the unpaid principal balance of this Note shall bear interest at six percent (6%) per annum until paid.  In addition to any other rights which Holder may have under applicable law and this Note, during the continuance of an Event of Default, Holder shall have the right to apply (or set off against) any property of Maker (including but not limited to any management fees or other amounts from time to time owing from Holder to Maker) held by Holder to reduce the amount of unpaid interest, if any, and unpaid principal, in each case, due under this Note.

It is the intention of Holder and Maker in the execution of this Note to contract in strict compliance with applicable usury law.  In furtherance thereof, Holder and Maker stipulate and agree that none of the terms and provisions contained in this Note, or in any other instrument executed in connection herewith, shall ever be construed to create a contract to pay for the use, forbearance or detention of money or interest at a rate in excess of the maximum interest rate permitted to be charged by applicable law.  Neither Maker nor any guarantor, endorser, or other party now or hereafter becoming liable for payment of this Note shall ever be liable for unearned interest on this Note and shall never be required to pay interest on this Note at a rate in excess of the maximum interest that may be lawfully charged under applicable law, and the provisions of this paragraph shall control over all other provisions of this Note, and any other instruments executed in connection herewith which may be in apparent conflict herewith.

This Note is partially secured by deposits in that certain escrow account maintained at KeyBank National Association (the “Escrow Account”), which is governed by that certain Escrow Agreement of even date herewith among the Holder, the Maker, and KeyBank National Association, as escrow agent (the “Escrow Agreement”).

This Note and the rights and duties of the parties hereunder shall be governed by the laws of the State of Texas, without giving effect to principles of conflicts of laws.

Maker represents and warrants to Holder and any subsequent holder of this Note that the extension of credit evidenced by this Note shall be for business, commercial, investment or other similar purpose and not for personal, family, household or agricultural purposes.

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IN WITNESS WHEREOF, the undersigned has executed this Note on the date first above written.

COMPUTER VISION SYSTEMS LABORATORIES, CORP., a Florida corporation

By:	/s/ Kelly L. Kittrell
Its:	Chief Financial Officer

PROMISSORY NOTE	SIGNATURE PAGE